Product supplement I To prospectus dated July 7, 2017 and prospectus supplement dated July 7, 2017, each as may be amended	Registration Statement No. 333–218897 Dated April 20, 2018 Securities Act of 1933; Rule 424(b)(2)

Fixed or Floating Rate Eligible Liabilities Senior Notes

General

•	We, Deutsche Bank AG, may, from time to time, offer and sell fixed or floating rate eligible liabilities senior notes (the “notes”) as further described in term sheets and pricing supplements relating to this product supplement.

•	This product supplement describes terms that will apply generally to the notes and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe the specific terms of the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as “pricing supplements.” If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement and prospectus, the terms described in the relevant pricing supplement will control.

•	The notes are unsecured, unsubordinated senior non-preferred obligations of Deutsche Bank AG.

•	By acquiring any notes, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to Deutsche Bank AG, certain specifically defined senior unsecured debt instruments, including the notes, would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of Deutsche Bank AG, including some of the other senior debt securities issued by Deutsche Bank AG, and would be satisfied only if all such other senior unsecured unsubordinated obligations of Deutsche Bank AG have been paid in full. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes. Please see “Description of Notes — Resolution Measures and Deemed Agreement” below for more information.

•	The Issuer (as defined below) will pay interest monthly, quarterly, semi-annually or annually on the notes at either a fixed or floating rate, as specified in the relevant pricing supplement.

•	If a floating rate is specified in the relevant pricing supplement, the floating rate may be one of the following: the Euro OverNight Index Average (“EONIA”); the Euro Interbank Offered Rate (“EURIBOR”); the London Interbank Offered Rate (“LIBOR”); or any other reference interest rate specified in the relevant pricing supplement.

•	If provided in the relevant pricing supplement, the Issuer may, in its sole discretion, redeem the notes in whole, but not in part, on any Redemption Date specified in the relevant pricing supplement for an amount in cash per Principal Amount of notes equal to the Principal Amount plus any accrued but unpaid interest to, but excluding, such Redemption Date, as described below under “Description of Notes — Redemption at Issuer’s Option.”

•	Any payment on the notes is subject to the credit of the Issuer and our ability to satisfy our obligations as they become due.

•	For important information about tax consequences, see “U.S. Federal Income Tax Consequences” in this product supplement.

•	The notes will be issued and sold in minimum denominations of $1,000 and integral multiples in excess thereof, unless otherwise specified in the relevant pricing supplement. Minimum investment amounts, if any, will be specified in the relevant pricing supplement.

•	The notes will not be listed on any securities exchange, unless otherwise specified in the relevant pricing supplement.

Investing in the notes involves risks. See “Risk Factors” beginning on page 5 of this product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement, the accompanying prospectus supplement or prospectus or any related pricing supplement. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Deutsche Bank Securities	Incapital LLC

April 20, 2018

TABLE OF CONTENTS

Summary Terms	3
Risk Factors	5
Description of Notes	9
General	9
Resolution Measures and Deemed Agreement	10
Certain Defined Terms	11
Interest	12
Payment at Maturity	16
Redemption at Issuer’s Option	16
Calculation Agent	16
Settlement	16
Events of Default	17
Payment Upon an Event of Default	17
Modification	17
Listing	17
Book-Entry Only Issuance — The Depository Trust Company	17
Governing Law	17
U.S. Federal Income Tax Consequences	18
Use of Proceeds; Hedging	18
Plan of Distribution (Conflicts of Interest)	23

In making your investment decision, you should rely only on the information contained or incorporated by reference in the pricing supplement relevant to your investment, this product supplement and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant pricing supplement and this product supplement and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in the relevant pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

The notes described in the relevant pricing supplement and this product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which you should discuss with your professional advisers.

As used in this product supplement and the accompanying prospectus supplement and prospectus, “we,” “our” or “us” refers to Deutsche Bank AG, including, as the context may require, acting through one of its branches.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither this product supplement nor the accompanying prospectus supplement, prospectus or pricing supplement constitutes an offer to sell or a solicitation of an offer to buy any securities other than the notes described herein or in the accompanying prospectus supplement, prospectus or pricing supplement or an offer to sell or a solicitation of an offer to buy such notes in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this product supplement nor the accompanying prospectus supplement, prospectus or pricing supplement, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Deutsche Bank AG since the date hereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement and the accompanying prospectus supplement, prospectus and pricing supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the Agents (as defined below) shall have any responsibility therefor.

Summary Terms

Issuer	Deutsche Bank AG, London Branch

Placement Agent	Incapital LLC

Principal Amount / Denominations	The notes will be issued and sold in minimum denominations of $1,000 (the “Principal Amount”) and integral multiples in excess thereof, unless otherwise specified in the relevant pricing supplement
Ranking	The notes are our direct, unconditional, unsecured and unsubordinated obligations and rank equally and pari passu with all of our other unsecured and unsubordinated debt, subject to any statutory priority regime under German law that provides certain claims will be satisfied first in a resolution or insolvency proceeding with respect to Deutsche Bank AG and save for those preferred by mandatory provisions of law. Under German law, the notes constitute non-preferred debt instruments within the meaning of Section 46f(6) sentence 1 of the German Banking Act (Kreditwesengesetz).

Resolution Measures

By acquiring any notes, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as described in the accompanying prospectus and in “Description of Notes — Resolution Measures and Deemed Agreement” below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to Deutsche Bank AG, certain specifically defined senior unsecured debt instruments, including the notes, would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of Deutsche Bank AG, including some of the other senior debt securities issued by Deutsche Bank AG, and would be satisfied only if all such other senior unsecured unsubordinated obligations of Deutsche Bank AG have been paid in full. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes.

For more information, please see the sections “Risk Factors” beginning on page 9 and “Resolution Measures” beginning on page 24 of the accompanying prospectus and “Description of Notes — Resolution Measures and Deemed Agreement” below.

Issue Price	100% of the Principal Amount, unless otherwise specified in the relevant pricing supplement

Interest	The notes will bear interest from, and including, the Issue Date, at a fixed or floating rate (as specified in the relevant pricing supplement as the “Interest Type”), to, but excluding, the Maturity Date. Interest will be payable in arrears on a monthly, quarterly, semi-annual or annual basis (as specified in the relevant pricing supplement as the “Interest Payment Frequency”) on the Interest Payment Dates (as defined below) and the Maturity Date. If the notes are redeemed early, interest will be payable on the applicable Redemption Date and no additional interest will accrue or be payable following the redemption.

Redemption at Issuer’s Option	If provided in the relevant pricing supplement, we may, in our sole discretion, redeem the notes in whole, but not in part, on any Redemption Date specified in the relevant pricing supplement for an amount in cash per Principal Amount of notes equal to the Principal Amount plus any accrued but unpaid interest to, but excluding, the applicable Redemption Date. If we decide to redeem the notes, we will give you notice prior to the applicable Redemption Date as described below under “Description of Notes — Redemption at Issuer’s Option.” We will not give a notice that results in a Redemption Date that is later than the Maturity Date.

Payment at Maturity	If the notes have not been redeemed prior to maturity, for each Principal Amount of notes, the Issuer will pay you, in addition to any accrued but unpaid interest, a cash payment equal to the Principal Amount. Any Payment at Maturity is subject to the credit of the Issuer and our ability to satisfy our obligations as they become due.

Trade Date	The date specified in the relevant pricing supplement

Issue Date	The date specified in the relevant pricing supplement

Redemption Date(s)	The date(s) specified in the relevant pricing supplement. If a scheduled Redemption Date is not a Business Day, the principal plus any accrued but unpaid interest will be paid on the first following day that is a Business Day with the full force and effect as if made on such scheduled Redemption Date, and no interest on such postponed principal payment will accrue during the period from and after such scheduled Redemption Date.

Maturity Date	The date specified in the relevant pricing supplement. If the scheduled Maturity Date is not a Business Day, the principal plus any accrued but unpaid interest will be paid on the first following day that is a Business Day with the full force and effect as if made on the scheduled Maturity Date, and no interest on such postponed principal payment will accrue during the period from and after the scheduled Maturity Date.

Trustee	The Bank of New York Mellon

Paying Agent	Deutsche Bank Trust Company Americas

The notes will be issued only in global form (i.e., in book-entry form) registered in the name of The Depository Trust Company, or its nominee, unless otherwise stated in the relevant pricing supplement.

We own, directly or indirectly, all of the outstanding equity securities of Deutsche Bank Securities Inc. (“DBSI”). Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), any offering of the notes by DBSI must be conducted in compliance with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer. For more information, please see “Plan of Distribution (Conflicts of Interest)” below.

The specific terms of the notes, including the economic terms of the notes for determining the amount(s) payable on the notes, will be provided in the relevant pricing supplement. Definitions of terms used but not defined herein and/or in the relevant pricing supplement may be found below under “Description of Notes.”

Risk Factors

Your investment in the notes will involve certain risks. You should consider carefully the discussion of risks described below, together with the section “Risk Factors” beginning on page 9 of the accompanying prospectus and page PS–4 of the accompanying prospectus supplement before you decide that an investment in the notes is suitable for you.

If the notes bear interest at a fixed rate, the value of the notes may decline due to such factors as a rise in inflation and/or interest rates over the term of the notes.

If the notes bear interest at a fixed rate, the value of the notes may decline over time due to such factors as inflation and/or rising interest rates. If market interest rates rise during the term of the notes, the Interest Rate on the notes may in the future be lower than the interest rates for similar debt securities then prevailing in the market. If this occurs, you will not be able to require us to redeem the notes and will, therefore, bear the risk of holding the notes and of earning a lower return than you could earn on other investments until the Maturity Date.

If the Redemption at Issuer’s Option is applicable, the notes may be redeemed prior to the Maturity Date.

If the Redemption at Issuer’s Option is applicable, we may, in our sole discretion, redeem the notes in whole, but not in part, on any Redemption Date specified in the relevant pricing supplement. We are more likely to redeem the notes when prevailing market interest rates are lower than the Interest Rate on the notes. If prevailing market interest rates are lower than the Interest Rate on the notes on the Redemption Date, you will likely not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. Our redemption right also may adversely impact your ability to sell your notes as the optional redemption date or period approaches.

The notes are subject to the credit of Deutsche Bank AG.

The notes are unsecured, unsubordinated senior non-preferred obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any interest payments to be made on the notes and the repayment of principal at maturity or upon an early redemption depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and, in the event Deutsche Bank AG were to default on its payment obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

The notes may be written down, be converted into ordinary shares or other instruments of ownership or become subject to other resolution measures. In a German insolvency proceeding or in the event of the imposition of resolution measures with respect to Deutsche Bank AG, the notes would be satisfied only if certain other unsecured unsubordinated obligations of Deutsche Bank AG have been paid in full. You may lose some or all of your investment if any such measure becomes applicable to us.

Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described below under “Description of Notes — Resolution Measures and Deemed Agreement,” the notes are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the notes; converting the notes into ordinary shares of (i) Deutsche Bank AG, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital (and the issue to or conferral of the holders (including the beneficial owners) of such ordinary shares or instruments); or applying any other resolution measure including, but not limited to, transferring the notes to another entity, amending, modifying or varying the terms and conditions of the notes or cancelling the notes. We refer to each of these measures as a “Resolution Measure.” The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of Deutsche Bank AG, certain specifically defined senior unsecured debt instruments, including the notes, would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of Deutsche Bank AG and would be satisfied only if all such other senior unsecured unsubordinated obligations of Deutsche Bank AG have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on Deutsche Bank AG, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of Deutsche Bank AG are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued, or settlement is effected in a way other than by monetary payment, or (ii) the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate, and settlement is effected by monetary payment. This order of priority introduced by the Resolution Mechanism Act became effective on January 1, 2017 and would apply to the then outstanding debt instruments of Deutsche Bank AG if German insolvency proceedings were instituted, or if Resolution Measures were imposed, on such debt instruments. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to Deutsche Bank AG, the competent resolution authority or court would determine whether the securities offered by the accompanying prospectus have the terms described in clauses (i) or (ii) above, referred to herein as “Structured Debt Securities,” or whether they do not, referred to herein as “Non-Structured Debt Securities.” We expect and intend the notes offered herein to be classified as Non-Structured Debt Securities. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to Deutsche Bank AG, the unsecured unsubordinated obligations of Deutsche Bank AG that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations or are expressly exempted from such definition, including any Structured Debt Securities, are expected to bear losses after the Non-Structured Debt Securities (including the notes) as described above. The Resolution Mechanism Act could lead to increased losses for the holders of the notes if insolvency proceedings were initiated or Resolution Measures imposed upon Deutsche Bank AG.

In November 2016, the European Commission proposed substantial amendments to, among other laws, the Capital Requirements Regulation, the Bank Recovery and Resolution Directive and the SRM Regulation. The proposals cover multiple areas, including the ranking of certain unsecured debt instruments in national insolvency proceedings (to include a new category of ‘non-preferred’ senior debt referred to as “eligible liabilities instruments”), the introduction of a moratorium tool, refinements of the minimum requirement for own funds and eligible liabilities (or “MREL”) framework, and the integration of the minimum total loss-absorbing capacity (or “TLAC”) standard into EU legislation. Based upon the current proposals, we expect the notes to qualify as “eligible liabilities instruments” and to continue to rank similar to Non-Structured Debt Securities once the proposals become effective. The proposals, if they are enacted as proposed, may also enable us to issue instruments similar to the notes but ranking senior to them. The proposals are to be considered by the European Parliament and the Council of the European Union and therefore remain subject to change. The legislation when final may not include all elements of the proposals and new or amended elements may be introduced in the course of the legislative process. Until the proposals are in final form, it is uncertain how the proposals will affect us or holders of the notes. The current proposals, as well as the economic and financial environment at the time of implementation and beyond, can have a material impact on our operations and financial condition and they may require us to raise additional capital or issue additional “eligible liabilities instruments.”

Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool. You may lose some or all of your investment in the notes if a Resolution Measure becomes applicable to us.

By acquiring the notes, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the notes following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Eligible Liabilities Senior Indenture dated April 19, 2017 among us, The Bank of New York Mellon, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, authenticating agent, issuing agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Furthermore, because the notes are subject to any Resolution Measure, secondary market trading in the notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure. In addition, secondary market trading in the notes may not follow the trading behavior associated either with Structured Debt Securities issued by us or with securities issued by other financial institutions that are not subject to the Resolution Mechanism Act or similar laws.

In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the Trustee and the Paying Agent, the authenticating agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the Trustee or any indenture agent in respect of, and agree that the Trustee and the indenture agents will not be liable for, any action that the Trustee or any of the indenture agents takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

The notes contain limited events of default, and the remedies available thereunder are limited.

As described in “Description of Eligible Liabilities Senior Debt Securities — Events of Default” in the accompanying prospectus, the notes provide for no event of default other than the opening of insolvency proceedings against us by a German court having jurisdiction over us. In particular, the imposition of a Resolution Measure will not constitute an event of default with respect to the Indenture or the notes.

If an event of default occurs, holders of the notes have only limited enforcement remedies. If an event of default with respect to the notes occurs or is continuing, either the Trustee or the holders of not less than 33 1⁄3% in aggregate principal amount of all outstanding debt securities issued under the Indenture, including the notes, voting as one class, may declare the principal amount of the notes and interest accrued thereon to be due and payable immediately. We may issue further series of debt securities under the Indenture and these would be included in that class of outstanding debt securities.

In particular, holders of the notes will have no right of acceleration in the case of a default in the payment of principal of, interest on, or other amounts owing under, the notes. If such a default occurs and is continuing with respect to the notes, the Trustee and the holders of the notes could take legal action against us, but they may not accelerate the maturity of the notes. Moreover, if we fail to make any payment because of the imposition of a Resolution Measure, the Trustee and the holders of the notes would not be permitted to take such action, and in such a case you may permanently lose the right to the affected amounts.

Holders will also have no rights of acceleration due to a default in the performance of any of our other covenants under the notes.

Uncertainty about the future of LIBOR may adversely affect the return on your notes.

If the notes bear interest based on LIBOR, you will be subject to risks related to LIBOR. On July 27, 2017, the Chief Executive of the United Kingdom Financial Conduct Authority, which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the administrator of LIBOR after 2021. The announcement indicates that, due to the absence of active underlying markets, the continuation of LIBOR benchmarks that are based on these markets cannot and will not be guaranteed after 2021. It is impossible to predict whether, and to what extent, banks will continue to provide LIBOR submissions to the administrator of LIBOR to allow for the calculation of LIBOR in its current form, or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere.

At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR and it is impossible to predict the effect of any such alternatives on the value of LIBOR-based securities, such as LIBOR notes. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect LIBOR during the term of any such notes, your return on any such notes and the trading market for LIBOR-based securities.

Potential conflicts of interest may arise if the relevant interest rate for floating rate notes has been permanently discontinued or is unavailable.

Because we are acting as the calculation agent for the notes, a conflict of interest may arise due to our economic interests potentially being adverse to your interests as an investor in the notes. As the calculation agent, we will determine, among other things, the amount of interest payable in respect of the notes on each Interest Payment Date. In addition, if the relevant interest rate for floating rate notes, such as EONIA, EURIBOR or LIBOR, has been permanently discontinued, the calculation agent will select an alternative reference rate for the affected notes and may adjust certain terms of such notes. The terms that the calculation agent may adjust include, but are not limited to, the Base Rate (as defined below), the applicable currency and/or index maturity for such alternative reference rate, the spread or spread multiplier, as well as the business day convention, the definition of business day, interest determination dates and related provisions and definitions. Furthermore, if the relevant interest rate for floating rate notes is unavailable on an interest determination date, but has not been permanently discontinued, the calculation agent may determine the interest rate on such interest determination date in its sole discretion. Any selection, adjustments or determinations by the calculation agent could adversely affect the interest rate and the return on such notes.

The notes will not be listed and there will likely be limited or no liquidity.

Unless otherwise specified in the relevant pricing supplement, the notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. While we and our affiliates do not intend to make a market for the notes, Incapital LLC has advised us that it intends to make such a market. However, Incapital LLC is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which Incapital LLC is willing to buy the notes. If, at any time, Incapital LLC does not act as market maker, it is likely that there would be little or no secondary market for the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

Many economic and market factors will affect the value of the notes.

The value of the notes prior to maturity will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the time remaining to the maturity of the notes;

•	trends relating to inflation;

•	interest rates and yields in the markets generally;

•	the actual or anticipated rate of the relevant Base Rate (if applicable);

•	whether the notes include an early redemption feature;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the markets generally;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the notes, it is possible that their value may decline significantly due to the factors described above, and any sale prior to the Maturity Date for such notes could result in a substantial loss to you. You must hold the notes to maturity or the applicable Redemption Date (if the notes are to be redeemed) to receive the repayment of principal.

You may incur a loss on your investment if you sell your notes in the secondary market prior to maturity.

If you are able to sell your notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment.

Description of Notes

The following description of the terms of the notes supplements the description of the general terms of the eligible liabilities senior debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Eligible Liabilities Senior Debt Securities” in the accompanying prospectus. A separate pricing supplement will describe the specific terms of the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement have the meanings assigned to them in the accompanying prospectus supplement and prospectus. The term “note” refers to the fixed or floating rate eligible liabilities senior notes issued by Deutsche Bank AG, London Branch.

General

The notes are unsecured, unsubordinated senior non-preferred obligations of Deutsche Bank AG that pay interest at a fixed or floating rate specified in the relevant pricing supplement. The interest will be paid on a monthly, quarterly, semi-annual or annual basis (as specified in the relevant pricing supplement) in arrears on each Interest Payment Date, including the Maturity Date.

The notes are included in a series of notes referred to in the accompanying prospectus supplement as our Eligible Liabilities Senior Notes, Series D. The notes will be issued by Deutsche Bank AG, London Branch under the Eligible Liabilities Senior Indenture dated April 19, 2017 among us, The Bank of New York Mellon, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, authenticating agent, issuing agent and registrar, as amended and supplemented from time to time (the “Indenture”). From time to time, we may create and issue additional notes with the same terms as previously issued notes, so that the additional notes will be considered as part of the same issuance as the earlier notes; provided that, if any such additional notes are not fungible with the earlier notes for U.S. federal income tax purposes, they will be issued under a separate CUSIP or other identifying number.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

The notes are our direct, unconditional, unsecured and unsubordinated obligations and rank equally and pari passu with all of our other unsecured and unsubordinated debt, subject to any statutory priority regime under German law that provides certain claims will be satisfied first in a resolution or insolvency proceeding with respect to Deutsche Bank AG and save for those preferred by mandatory provisions of law. Under German law, the notes constitute non-preferred debt instruments within the meaning of Section 46f(6) sentence 1 of the German Banking Act (Kreditwesengesetz).

Unless otherwise stated in the relevant pricing supplement, the notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The notes will be issued in registered form and represented by one or more permanent global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities — Legal Ownership — Global Securities” in the accompanying prospectus.

The specific terms of the notes will be described in the relevant pricing supplement. The terms described in that document should be read as supplementing those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant pricing supplement are inconsistent with those described herein, or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement will control.

We will irrevocably deposit with DTC no later than the opening of business on each Interest Payment Date, the Redemption Date (if the notes are to be redeemed) and Maturity Date funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

Subject to the foregoing, to applicable law (including, without limitation, U.S. federal laws) and to approval by the competent authority if then required under applicable law, capital adequacy guidelines, regulations or policies of such competent authority, we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market transactions or by private agreement.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the notes may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the notes, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

Pursuant to the German Banking Act as amended by the German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”), in a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to Deutsche Bank AG, certain specifically defined senior unsecured debt instruments, including the notes, would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of Deutsche Bank AG and would be satisfied only if all such other senior unsecured unsubordinated obligations of Deutsche Bank AG have been paid in full. The Resolution Mechanism Act could lead to increased losses for the holders of the notes if insolvency proceedings were initiated or Resolution Measures imposed upon Deutsche Bank AG. Please see “Risk Factors” in this product supplement and in the accompanying prospectus supplement and prospectus for more information.

By acquiring the notes, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment on the notes; (ii) convert the notes into ordinary shares of (a) Deutsche Bank AG, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital (and the issue to or conferral of the holders (including the beneficial owners) of such ordinary shares or instruments); and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the notes to another entity, the amendment, modification or variation of the terms and conditions of the notes or the cancellation of the notes. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our equity securities, assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the notes, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the notes to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Indenture, or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the Trustee and the Paying Agent, the authenticating agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the Trustee or any indenture agent in respect of, and agree that the Trustee and the indenture agents will not be liable for, any action that the Trustee or any of the indenture agents takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes; (ii) authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the Trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the notes.

This is only a summary, for more information please see the accompanying prospectus dated July 7, 2017, including the risk factors beginning on page 9 of such prospectus.

Certain Defined Terms

Each term listed below has the meaning given to it for the purpose of this product supplement and the relevant pricing supplement, unless the context otherwise requires or the relevant pricing supplement gives the term a different meaning.

“Business Day” means, unless otherwise specified in the relevant pricing supplement, for any note, any day other than a day that is (i) a Saturday or Sunday, (ii) a day on which banking institutions generally in The City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) a day on which transactions in U.S. dollars are not conducted in The City of New York or London, England; and, in addition, for floating rate notes based on LIBOR, a London Banking Day.

“Designated LIBOR Currency” means the currency specified in the relevant pricing supplement as to which LIBOR shall be calculated or, if no such currency is specified in the applicable pricing supplement, U.S. dollars.

“Issue Date” means the date specified in the relevant pricing supplement.

“Issue Price” means 100% of the Principal Amount, unless otherwise specified in the relevant pricing supplement.

“Issuer” means Deutsche Bank AG, London Branch.

A “London Banking Day” means any day on which dealings in deposits in the Designated LIBOR Currency are transacted in the London interbank market.

“Maturity Date” means the date specified in the relevant pricing supplement. If the scheduled Maturity Date is not a Business Day, the principal plus any accrued but unpaid interest will be paid on the first following day that is a Business Day with the full force and effect as if made on the scheduled Maturity Date, and no interest on such postponed principal payment will accrue during the period from and after the scheduled Maturity Date.

“Paying Agent” means Deutsche Bank Trust Company Americas.

“Payment at Maturity” means the payment of cash due at maturity per Principal Amount of notes, as described below under “— Payment at Maturity.”

“Principal Amount” means the denomination of the note, which is $1,000, unless otherwise specified in the relevant pricing supplement.

“Redemption Date(s)” means the date(s) specified in the relevant pricing supplement. If a scheduled Redemption Date is not a Business Day, the principal plus any accrued but unpaid interest will be paid on the first following day that is a Business Day with the full force and effect as if made on such scheduled Redemption Date, and no interest on such postponed principal payment will accrue during the period from and after such scheduled Redemption Date.

“Trade Date” means the date specified in the relevant pricing supplement.

“Trustee” means The Bank of New York Mellon.

Interest

The notes will bear interest from, and including, the Issue Date, at either a fixed rate or a floating rate (as specified in the relevant pricing supplement as the “Interest Type”) to, but excluding, the Maturity Date. Interest will be payable in arrears on a monthly, quarterly, semi-annual or annual basis (as specified in the relevant pricing supplement as the “Interest Payment Frequency”) on each Interest Payment Date.

Unless otherwise provided in the relevant pricing supplement, the “Interest Payment Date(s)” for both fixed rate notes and floating rate notes will be set based on the Interest Payment Frequency and the First Interest Payment Date set forth in the relevant pricing supplement, as follows:

Interest Payment Frequency	Interest Payment Dates
Monthly	The Designated Day of each calendar month, beginning on the First Interest Payment Date and ending on the Maturity Date.

Quarterly	The Designated Day of every third month, beginning on the First Interest Payment Date and ending on the Maturity Date.

Semi-annually	The Designated Day of every sixth month, beginning on the First Interest Payment Date and ending on the Maturity Date.

Annually	The Designated Day of every twelfth month, beginning on the First Interest Payment Date and ending on the Maturity Date.

The “Designated Day” is the calendar day of the First Interest Payment Date.

Fixed Rate Notes

Fixed rate notes will bear interest at a rate specified in the relevant pricing supplement (referred herein as the “Interest Rate”). For a description of how interest on fixed rate notes is calculated, please see “Description of Notes — Interest Rates — Fixed Rate Notes” in the accompanying prospectus supplement.

For fixed rate notes, if any scheduled Interest Payment Date (other than the Maturity Date or the Redemption Date if the notes are redeemed early) is not a Business Day, the interest will be paid on the first following day that is a Business Day. Notwithstanding the foregoing, such interest will be paid with the full force and effect as if made on such scheduled Interest Payment Date, and no adjustment will be made to the amount of interest to be paid. If the notes are redeemed early, interest will be payable on the applicable Redemption Date and no additional interest will accrue or be payable following the redemption.

The initial interest period will begin on, and include, the Issue Date and end on, but exclude, the first Interest Payment Date. Each subsequent interest period will begin on, and include, the Interest Payment Date for the preceding interest period and end on, but exclude, the next following Interest Payment Date. The final interest period will end on, but exclude, the Maturity Date or, if the notes are redeemed early, the relevant Redemption Date.

Floating Rate Notes

Floating rate notes will bear interest at a variable rate specified in the relevant pricing supplement as the “Base Rate.” The Base Rate may be one of the following:

•	the Euro OverNight Index Average (“EONIA”);

•	the Euro Interbank Offered Rate (“EURIBOR”);

•	the London Interbank Offered Rate (“LIBOR”); or

•	any other reference interest rate specified in the relevant pricing supplement.

For a description of how interest on floating rate notes is calculated, please see “Description of Notes — Interest Rates — Floating Rate Notes” in the accompanying prospectus supplement.

For floating rate notes, if any scheduled Interest Payment Date (other than the Maturity Date or the Redemption Date if the notes are redeemed early) is not a Business Day, the Interest Payment Date will be postponed to the following Business Day; except that, in the case of notes with a Base Rate of EONIA, EURIBOR or LIBOR, if that Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the notes are redeemed early, interest will be payable on the applicable Redemption Date and no additional interest will accrue or be payable following the redemption.

Please see below for more information regarding “EONIA Notes,” “EURIBOR Notes” and “LIBOR Notes,” which supersede the corresponding sections in the accompanying prospectus supplement.

EONIA Notes

EONIA notes will bear interest at an interest rate based on the Euro OverNight Index Average, which is commonly referred to as “EONIA,” and any spread and/or spread multiplier specified in the applicable pricing supplement.

EONIA will be the effective overnight reference rate for euro, computed by the European Central Bank as a weighted average of all overnight unsecured lending transactions in the interbank market, undertaken in the European Union and European Free Trade Association (EFTA) countries, having an index maturity of one TARGET Settlement Day, commencing on the applicable interest reset date, as such rate appears on Reuters page EONIA (or any other page as may replace Reuters page EONIA) as of 7:00 P.M., Central European Time, on the applicable interest determination date.

The following procedures will be followed if the rate cannot be determined as described above:

•	If the calculation agent determines that EONIA has been permanently discontinued, the calculation agent will, in its sole discretion, select an alternative reference rate as a substitute interest rate for such EONIA notes; provided that if the calculation agent determines that there is an industry accepted successor interest rate for EONIA, the calculation agent shall use such successor interest rate as the substitute interest rate for such EONIA notes. As part of any such substitution, the calculation agent may make adjustments to the terms of such EONIA notes, including, but not limited to, the definition of the Base Rate (including the related fallback mechanism), the applicable currency and/or index maturity for such alternative reference rate, the spread or spread multiplier, as well as the business day convention, the definition of business day, interest determination dates and related provisions and definitions, in each case consistent with accepted market practice for the use of such alternative reference rate for debt obligations such as the notes.

•	If the calculation agent has not selected an alternative reference rate as a substitute interest rate for EONIA notes as provided above, the following will apply:

o	If the rate described in the second paragraph of this subsection does not appear on Reuters page EONIA (or any other page as may replace Reuters page EONIA), or is not so published by 7:00 P.M., Central European Time, on the applicable interest determination date, EONIA for such interest determination date will be the rate calculated by the calculation agent as the arithmetic mean of at least two quotations obtained by the calculation agent after requesting the principal Euro-zone offices of four major banks in the Euro-zone interbank market, which may include us, as selected by the calculation agent, to provide the calculation agent with its offered quotation for interbank term deposits in euro for a period of one TARGET Settlement Day, commencing on the applicable interest reset date, to prime banks in the Euro-zone interbank market at approximately 7:00 P.M., Central European Time, on the applicable interest determination date and in a principal amount not less than the equivalent of U.S. $1,000,000 in euro that is representative for a single transaction in euro in such market at such time.

o	If fewer than two quotations are so provided, the rate on the applicable interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the rates quoted at approximately 7:00 P.M., Central European Time, on such interest determination date by four major banks in the Euro-zone interbank market, as selected by the calculation agent, for loans in euro to leading European banks for a period of one TARGET Settlement Day, commencing on the applicable interest reset date and in principal amount not less than the equivalent of U.S. $1,000,000 in euro that is representative for a single transaction in euro in such market at such time.

o	If the banks so selected by the calculation agent are not providing quotations as set forth above, then the calculation agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate EONIA, will determine EONIA for that interest determination date in its sole discretion.

EURIBOR Notes

EURIBOR notes will bear interest at an interest rate based on the Euro Interbank Offered Rate, which is commonly referred to as “EURIBOR,” and any spread and/or spread multiplier specified in the applicable pricing supplement.

EURIBOR will be the rate for interbank term deposits in euro, as sponsored, calculated and published jointly by the European Banking Federation and ACI — The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing such rate, having the index maturity specified in the applicable pricing supplement, commencing on the applicable interest reset date, as such rate appears on Reuters page EURIBOR01 (or any other page as may replace Reuters page EURIBOR01) as of 11:00 A.M., Central European Time, on the applicable interest determination date.

The following procedures will be followed if the rate cannot be determined as described above:

•	If the calculation agent determines that EURIBOR with the index maturity specified in the relevant pricing supplement has been permanently discontinued, the calculation agent will, in its sole discretion, select an alternative reference rate as a substitute interest rate for such EURIBOR notes; provided that if the calculation agent determines that there is an industry accepted successor interest rate for the discontinued EURIBOR, the calculation agent shall use such successor interest rate as the substitute interest rate for such EURIBOR notes. As part of any such substitution, the calculation agent may make adjustments to the terms of such EURIBOR notes, including, but not limited to, the definition of the Base Rate (including the related fallback mechanism), the applicable currency and/or index maturity for such alternative reference rate, the spread or spread multiplier, as well as the business day convention, the definition of business day, interest determination dates and related provisions and definitions, in each case consistent with accepted market practice for the use of such alternative reference rate for debt obligations such as the notes.

•	If the calculation agent has not selected an alternative reference rate as a substitute interest rate for EURIBOR notes as provided above, the following will apply:

o	If the rate described in the second paragraph of this subsection does not appear on Reuters page EURIBOR01 (or any other page as may replace Reuters page EURIBOR01), or is not so published by 11:00 A.M., Central European Time, on the applicable interest determination date, EURIBOR for such interest determination date will be the rate calculated by the calculation agent as the arithmetic mean of at least two quotations obtained by the calculation agent after requesting the principal Euro-zone (as defined below) offices of four major banks in the Euro-zone interbank market, which may include us, as selected by the calculation agent, to provide the calculation agent with its offered quotation for interbank term deposits in euro for the period of the index maturity designated in the applicable pricing supplement, commencing on the applicable interest reset date, to prime banks in the Euro-zone interbank market at approximately 11:00 A.M., Central European Time, on the applicable interest determination date and in a principal amount not less than the equivalent of U.S. $1,000,000 in euro that is representative for a single transaction in euro in such market at such time.

o	If fewer than two quotations are so provided, the rate on the applicable interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., Central European Time, on such interest determination date by four major banks in the Euro-zone interbank market, as selected by the calculation agent, for loans in euro to leading European banks, having the index maturity designated in the applicable pricing supplement, commencing on the applicable interest reset date and in principal amount not less than the equivalent of U.S. $1,000,000 in euro that is representative for a single transaction in euro in such market at such time.

o	If the banks so selected by the calculation agent are not providing quotations as set forth above, then the calculation agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate EURIBOR with the relevant index maturity, will determine EURIBOR for that interest determination date in its sole discretion.

LIBOR Notes

LIBOR notes will bear interest at an interest rate based on the London Interbank Offered Rate, which is commonly referred to as “LIBOR,” and any spread and/or spread multiplier specified in the applicable pricing supplement.

LIBOR will be the arithmetic mean of the offered rates appearing on Reuters page LIBOR01 (or any other page as may replace Reuters page LIBOR01) (“Reuters Page LIBOR01”), as of 11:00 A.M., London time, on the relevant interest determination date, for deposits of the Designated LIBOR Currency having the relevant index maturity commencing on the relevant interest reset date, if at least two offered rates appear on Reuters Page LIBOR01; provided that if Reuters Page LIBOR01 by its terms provides only for a single rate, that single rate will be used. Your pricing supplement will indicate the Designated LIBOR Currency, the index maturity and the reference page that apply to your LIBOR note. If no reference page is mentioned in your pricing supplement, Reuters Page LIBOR01 will apply to your LIBOR note.

The following procedures will be followed if the rate cannot be determined as described above:

•	If the calculation agent determines that LIBOR with the Designated LIBOR Currency and index maturity specified in the relevant pricing supplement has been permanently discontinued, the calculation agent will, in its sole discretion, select an alternative reference rate as a substitute interest rate for such LIBOR notes; provided that if the calculation agent determines that there is an industry accepted successor interest rate for the discontinued LIBOR, the calculation agent shall use such successor interest rate as the substitute interest rate for such LIBOR notes. As part of any such substitution, the calculation agent may make adjustments to the terms of such LIBOR notes, including, but not limited to, the definition of the Base Rate (including the related fallback mechanism), the applicable currency and/or index maturity for such alternative reference rate, the spread or spread multiplier, as well as the business day convention, the definition of business day, interest determination dates and related provisions and definitions, in each case consistent with accepted market practice for the use of such alternative reference rate for debt obligations such as the notes.

•	If the calculation agent has not selected an alternative reference rate as a substitute interest rate for LIBOR notes as provided above, the following will apply:

o	If (a) fewer than two offered rates appear and Reuters page LIBOR01 does not by its terms provide only for a single rate or (b) no rate appears and Reuters page LIBOR01 by its terms provides only for a single rate, then the calculation agent will request the principal London offices of each of four major reference banks (which may include us or our affiliates) in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in the Designated LIBOR Currency for the period of the index maturity specified in the applicable pricing supplement, commencing on the applicable interest reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such interest determination date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such interest determination date will be the arithmetic mean of such quotations.

o	If fewer than two such quotations are so provided by the major reference banks, then LIBOR on such interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable principal financial center, on such interest determination date by three major banks (which may include us or our affiliates) in such principal financial center selected by the calculation agent for loans in the Designated LIBOR Currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at such time.

o	If the banks so selected by the calculation agent are not providing quotations as set forth above, then the calculation agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR with the relevant Designated LIBOR Currency and index maturity, will determine LIBOR for that interest determination date in its sole discretion.

Payment at Maturity

If the notes have not been redeemed prior to the Maturity Date, for each Principal Amount of notes, we will pay you, in addition to any accrued but unpaid interest, a cash payment equal to the Principal Amount. Any Payment at Maturity is subject to the credit of the Issuer and our ability to satisfy our obligations as they become due.

Redemption at Issuer’s Option

If provided in the relevant pricing supplement, we may, in our sole discretion, redeem the notes in whole, but not in part, on any Redemption Date specified in the relevant pricing supplement for an amount in cash per Principal Amount of notes equal to the Principal Amount plus any accrued but unpaid interest to, but excluding, the applicable Redemption Date. If we elect to redeem your notes on a Redemption Date, we will provide written notice to the Trustee at its New York office and to DTC (or its nominee) not less than 30 calendar days nor more than 60 calendar days prior to the applicable Redemption Date.

We may at any time purchase the notes at any price or prices in the open market or otherwise. If we purchase the notes in this manner, we have the discretion to either hold, resell or surrender the notes to the Trustee for cancellation.

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent. As the calculation agent, Deutsche Bank AG, London Branch will determine, among other things, the amount of interest payable in respect of the notes on each Interest Payment Date. In addition, if the relevant interest rate for floating rate notes has been permanently discontinued, the calculation agent will select an alternative reference rate for the affected notes and may adjust certain terms of such notes. The terms that the calculation agent may adjust include, but are not limited to, the Base Rate, the applicable currency and/or index maturity for such alternative reference rate, the spread or spread multiplier, as well as the business day convention, the definition of business day, interest determination dates and related provisions and definitions. Furthermore, if the relevant interest rate for floating rate notes is unavailable on an interest determination date, but has not been permanently discontinued, the calculation agent may determine the interest rate on such interest determination date in its sole discretion.

Unless otherwise specified in this product supplement, all determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us. We may appoint a different calculation agent from time to time after the date of the relevant pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the amount to be paid on each Interest Payment Date, the Redemption Date (if the notes are to be redeemed) and the Maturity Date on or prior to 11:00 a.m., New York City time, on the Business Day preceding each Interest Payment Date, the Redemption Date (if the notes are to be redeemed) and the Maturity Date, as applicable.

All calculations with respect to the amount of interest payable on the notes will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per Principal Amount of notes at maturity or upon an early redemption will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate Principal Amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Settlement

For each issuance of notes, we expect to deliver the notes against payment for the notes on the Issue Date, which may be a day that is greater than two business days following the Trade Date. Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Issue Date is more than two business days after the Trade Date, purchasers who wish to transact in the notes more than two business days prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Events of Default

Under the heading “Description of Eligible Liabilities Senior Debt Securities — Events of Default” in the accompanying prospectus is a description of the event of default relating to eligible liabilities senior debt securities, including the notes. The notes provide for no event of default other than the opening of insolvency proceedings against us by a German court having jurisdiction over us.

The Indenture provides that there is no right of acceleration in the case of a default in the payment of principal of, interest on, or other amounts owing under, or a default in the performance of any of our other covenants under, the notes or the Indenture.

Payment Upon an Event of Default

Unless otherwise specified in the relevant pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, and the maturity of your notes is accelerated, we will pay a default amount for each Principal Amount of notes equal to the Principal Amount plus any accrued but unpaid interest to, but excluding, the date of acceleration.

If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Modification

Under the heading “Description of Eligible Liabilities Senior Debt Securities — Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of eligible liabilities senior debt securities is required to modify the Indenture.

Listing

The notes will not be listed on any securities exchange, unless otherwise specified in the relevant pricing supplement.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully registered global notes certificates, representing the total aggregate Principal Amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.” The notes will be offered on a global basis. Investors may elect to hold interests in the registered global notes held by DTC through Clearstream, Luxembourg or the Euroclear operator if they are participants in those systems, or indirectly through organizations that are participants in those systems. See “Series D Notes Offered on a Global Basis — Book-Entry, Delivery and Form” in the accompanying prospectus supplement.

Governing Law

The notes and the Indenture will be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York, except as may otherwise be required by mandatory provisions of law and except with respect to the provisions relating to the ranking of the notes and their status under Section 46f(6) sentence 1 of the German Banking Act (Kreditwesengesetz), which shall be governed by and construed in accordance with German law.

U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of notes. It replaces in its entirety the discussion in the accompanying prospectus supplement under the heading “United States Federal Income Taxation.” It applies to you only if you acquire your notes for cash and hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax and “Medicare contribution tax” consequences, and different consequences that may apply if you are an investor subject to special rules, such as a financial institution, a regulated investment company, a tax-exempt entity (including an “individual retirement account” or a “Roth IRA”), a dealer in securities, a trader in securities that elects to apply a mark-to-market method of tax accounting, a person holding a note as a part of a “straddle” or integrated transaction, a U.S. holder (as defined below) whose functional currency is not the U.S. dollar, or an entity classified as a partnership for U.S. federal income tax purposes.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax adviser as to your particular U.S. federal tax consequences of holding and disposing of the notes.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this product supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described below, possibly with retroactive effect. It does not address the application of any state, local or non-U.S. tax laws. The discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b). You should consult your tax adviser concerning the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdictions.

Nonwithstanding anything to the contrary in the underlying prospectus supplement and unless otherwise indicated in the relevant pricing supplement, insofar as we have responsibility for information reporting and withholding for U.S. federal income tax purposes, we expect to treat interest income from a note as U.S.-source income. The discussion that follows assumes that this treatment is correct.

This discussion does not apply to notes that are issued with a term that is not more than one year for U.S. federal income tax purposes. The tax treatment of these notes will be discussed in the relevant pricing supplement.

The following discussion may be modified or superseded by any discussion regarding U.S. federal income taxation set forth in an applicable pricing supplement, which you should consult before making a decision to invest in the notes to which the pricing supplement pertains.

The following discussion applies only to notes that are fully principal-protected and that provide for a single fixed rate of interest or a floating rate of interest that is a “qualifed floating rate” for U.S. federal income tax purposes payable unconditionally and periodically, at least annually. Unless otherwise indicated in the relevant pricing supplement, we expect that the following discussion will apply to these notes.

Although the matter is not free from doubt, the notes will be characterized as debt for U.S. federal income tax purposes. The remainder of this discussion assumes that the characterization of the notes as debt for U.S. federal income tax purposes will be respected.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note and are: (i) a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of Interest

Stated interest paid on a note generally will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes.

Original Issue Discount

If a note’s principal amount exceeds its “issue price,” the note will be treated as issued with original issue discount (“OID”) unless the excess is less than a de minimis amount — generally 0.25% of the note’s principal amount multiplied by the number of complete years from issuance to maturity — in which case the note will not be treated as issued with OID and therefore will not be subject to the rules described below. The “issue price” of a note will be the first price at which a substantial amount of notes in the relevant issue is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). If your note is issued with “de minimis OID,” you generally will include this OID in income, as capital gain, upon a taxable disposition of the note.

If you are the beneficial owner of a note issued with OID, you will be required to include any stated interest payments in income at the time they accrue or are received, in accordance with your method of accounting for U.S. federal income tax purposes. In addition, you will be required to include OID in income as it accrues (before the receipt of cash payments attributable to this income), in accordance with a constant-yield method based on the compounding of interest, regardless of your method of tax accounting. Under this method, you generally will be required to include in income increasingly greater amounts of OID in successive accrual periods. Your basis in a note issued with OID will be increased by the amount of OID included in your income.

You may make an election to include in gross income all interest that accrues on a note (including stated interest, OID, de minimis OID, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant-yield method based on the compounding of interest (a “constant-yield election”). This election may be revoked only with the permission of the Internal Revenue Service (“IRS”). Some of the consequences of such an election are discussed below.

Market Discount

If you purchase a note for an amount that is less than its principal amount or, in the case of a note issued with OID, its “adjusted issue price,” the amount of the difference generally will be treated as market discount for federal income tax purposes, unless this difference is less than a specified de minimis amount. The “adjusted issue price” of a note issued with OID is defined in relevant part as its issue price increased by the amount of previously includible OID.

You will be required to treat any principal payment or any gain on the taxable disposition of a note as ordinary income to the extent of any accrued market discount, unless this market discount has been previously included in your income pursuant to an election to include market discount in income as it accrues, or pursuant to a constant-yield election as described under “— Original Issue Discount” above. If a note is disposed of in one of certain nontaxable transactions, accrued market discount will be includible as ordinary income as if you had sold the note in a taxable transaction at its then fair market value. Unless you elect to include market discount in income as it accrues, you generally will be required to defer deductions for any interest on indebtedness you incur to purchase or carry the notes in an amount not exceeding the accrued market discount that you have not included in income.

If you make an election to include market discount in income as it accrues (a “market discount accrual election”), that election will apply to all market discount bonds acquired on or after the first day of the first taxable year to which that election applies. If you make a constant-yield election (as described under “— Original Issue Discount” above) with respect to a market discount note, that election will result in a deemed market discount accrual election for the taxable year in which the note was acquired.

Acquisition Premium and Amortizable Bond Premium

If you purchase a note issued with OID for an amount that is greater than the note’s adjusted issue price but less than or equal to its principal amount, you will be considered to have purchased the note with acquisition premium. Under the acquisition premium rules, the amount of OID that you must include in your gross income with respect to the note for any taxable year will be reduced by the portion of acquisition premium properly allocable to that year.

If you purchase a note for an amount that exceeds its principal amount, you generally will be considered to have purchased the note with amortizable bond premium equal to this excess. If the note is not optionally redeemable prior to its maturity date, you generally may elect to amortize this premium over the remaining term of the note using a constant-yield method. If the note may be optionally redeemed after you acquire it, the amount of amortizable bond premium is determined by substituting the optional redemption date for the maturity date and the optional redemption price for the amount payable at maturity if (and only if) the substitution results in a smaller amount of premium attributable to the period before the optional redemption date. Under this rule, the amount of amortizable bond premium may be reduced, which may adversely affect you. You generally may use the amortizable bond premium allocable to an accrual period to offset stated interest required to be included in your income with respect to the note in that accrual period. In addition, you will not be required to include any OID in your income with respect to your notes. If you elect to amortize bond premium, you must reduce your basis in the note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired and may be revoked only with the consent of the IRS.

If you make a constant-yield election (as described under “— Original Issue Discount” above) for a note with amortizable bond premium, the election will result in a deemed election to amortize bond premium for all of your debt instruments with amortizable bond premium.

Taxable Disposition of a Note

Upon the taxable disposition of a note (including early redemption or settlement at maturity), you will recognize taxable gain or loss equal to the difference between the amount realized and your adjusted tax basis in the note. Your adjusted tax basis in a note will equal the cost of your note, increased by the amount of any OID and market discount that you previously included in income with respect to the note and reduced by any amortized bond premium. For this purpose, the amount realized generally does not include any amount attributable to accrued interest, which generally will be treated as a payment of interest. Subject to the discussion above under “— Market Discount,” generally gain or loss recognized upon the taxable disposition of a note will be capital gain or loss and will be long-term capital gain or loss if you have held the note for more than one year. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

You generally are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note and are: (i) a nonresident alien individual; (ii) an entity treated as a foreign corporation; or (iii) a foreign estate or trust.

You are not a “non-U.S. holder,” as used herein, if you are a beneficial owner of a note who is (i) an individual present in the United States for 183 days or more in the taxable year of disposition of the note or (ii) a former citizen or resident of the United States, if certain conditions apply. If you are a potential investor to whom such considerations might be relevant, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of the disposition of a note (including early redemption or settlement at maturity).

Subject to the discussion below under “— ‘FATCA’ Legislation,” payments to you on a note, and any gain from a taxable disposition of a note, generally will be exempt from U.S. federal withholding and income tax if (i) you provide a properly completed IRS Form W-8 appropriate to your circumstances and (ii) these amounts are not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States, and income or gain from a note is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States), you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the note, including the possible imposition of a 30% branch profits tax if you are a corporation.

Information Reporting and Backup Withholding

Payments on a note and cash proceeds received from a disposition of a note may be subject to information reporting. These amounts may also be subject to backup withholding at the rate specified in the Code unless you provide certain identifying information and otherwise satisfy the requirements to establish that you are not subject to backup withholding. If you are a non-U.S. holder and you provide a properly completed IRS Form W–8 appropriate to your circumstances, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

“FATCA” Legislation

Legislation commonly referred to as ‘‘FATCA’’ and regulations promulgated thereunder generally impose a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to payments of interest (including OID) on the notes and (with respect to dispositions after December 31, 2018, including settlement at maturity) to payments of gross proceeds of the sale, exchange or retirement of the notes. If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld. Non-U.S. holders, and U.S. holders holding notes through a non-U.S. intermediary, should consult their tax advisers regarding the potential application of FATCA to the notes.

The U.S. federal income tax discussion set forth above does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances. You should consult your tax adviser regarding the application of U.S. federal tax laws in your particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds; Hedging

Unless otherwise specified in the relevant pricing supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes, as more particularly described in “Use of Proceeds” in the accompanying prospectus. The Issue Price of the notes includes each Agent’s commissions (as shown on the cover page of the relevant pricing supplement) paid with respect to the notes which commissions, as to Agents affiliated with us, may include the reimbursement of certain issuance costs.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities. Although we have no reason to believe that any of these activities will have a material impact on the value of the notes, we cannot assure you that these activities will not have such an effect.

Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Deutsche Bank AG and each of Deutsche Bank Securities Inc. (“DBSI”) and, through an Agent Accession Agreement dated April 16, 2018, Incapital LLC, as agents and certain other agents that may be party to the Distribution Agreement from time to time (each, an “Agent,” and collectively with DBSI and Incapital LLC, the “Agents”), each Agent participating in an offering of notes will agree to purchase, and we will agree to sell, the Principal Amount of notes set forth in the relevant pricing supplement. Each Agent proposes initially to offer the notes directly to the public at the Issue Price set forth in the relevant pricing supplement or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that Agent determines and as we will specify in the applicable pricing supplement. The Agents may sell the notes to dealers at a discount and, unless otherwise specified in the relevant pricing supplement, the discount allowed to any dealer will not be in excess of the discount the Agents will receive from us. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for any offering of the notes by DBSI must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer.

DBSI does not intend to make a market in the notes. However, in the future, DBSI or our other affiliates may decide to make a market in the notes. We have been advised by Incapital LLC that they intend to make a market in the notes. Secondary market offers and sales, if any, will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed. Incapital LLC is not obligated to make a market in the notes and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In order to facilitate the offering of the notes, DBSI or Incapital LLC may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, DBSI or Incapital LLC may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. DBSI or Incapital LLC must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if DBSI or Incapital LLC is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI or Incapital LLC may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or slow a decline in the market price of the notes. Neither DBSI nor Incapital LLC is required to engage in these activities, and may end any of these activities at any time.

No action has been or will be taken by us, the Agents or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and any other Agent through which we may offer the notes will represent and agree, that if any notes are to be offered outside the United States, it will not offer or sell any such notes in any jurisdiction if such offer or sale would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such offer or sale by it or for or on behalf of the Issuer unless such consent, approval or permission has been previously obtained and such Agent will obtain any consent, approval or permission required by it for the subscription, offer, sale or delivery of the notes, or the distribution of any offering materials, under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any subscription, offer, sale or delivery.

PRIIPs Regulation/Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Directive 2003/71/EC; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation.